Exhibit 4.2
FACE OF NOTE
     THIS NOTE IS A GLOBAL SECURITY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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REGISTERED
No. 1

CUSIP: 037411 AY1	PRINCIPAL AMOUNT
ISIN: US037411AY13	$500,000,000
Apache Corporation
5.250% Notes Due 2042
     Apache Corporation, a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS on February 1, 2042 (“Stated Maturity”) and to pay interest thereon from December 3, 2010 or from the most recent date in respect of which interest has been paid or duly provided for, on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing August 1, 2011, and at Stated Maturity or upon such other date on which the principal of this Note becomes due and payable, whether by declaration of acceleration, notice of redemption or otherwise, and including any Redemption Date or Change in Control Purchase Date (each such date, “Maturity”), at the rate of 5.250% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to below, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on January 15 or July 15, as the case may be (whether or not a Business Day), next preceding such Interest Payment Date (each such date, a “Regular Record Date”). Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder of this Note on such Regular Record Date, and shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     Payment of the principal of, and premium, if any, and interest on, this Note will be made at the office or agency maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person in whose name this Note is registered at the close of business on the related record date; provided further, that, notwithstanding anything else contained herein, if this Note is a Global Security and is held in book-entry form through the facilities of the Depository, payments on this Note will be made to the Depository or its nominee in accordance with the arrangements then in effect between the Trustee and the Depository.
     Reference is hereby made to the further provisions of this Note set forth on the succeeding pages hereof, which further provisions shall for all purposes have the same effect as if set forth herein.

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     IN WITNESS WHEREOF, Apache Corporation has caused this instrument to be duly executed.
Dated: December 3, 2010

APACHE CORPORATION
By:
	Name:	Matthew W. Dundrea
	Title:	Senior Vice President, Treasury and Administration

[SEAL]
Attest:

By:
	Name:	Cheri L. Peper
	Title:	Corporate Secretary
[Signature Page to Global Note (5.250% Notes Due 2042)]

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CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein, referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Authorized Officer
[Authentication to Global Note (5.250% Notes Due 2042)]

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REVERSE OF NOTE
Apache Corporation
5.250% Notes Due 2042
     This Note is one of a duly authorized issue of Securities of the Company issued under an Indenture, dated as of February 15, 1996, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor-in-interest to JP Morgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by that certain First Supplemental Indenture, dated November 5, 1996, between the Company and the Trustee (the “Indenture”), designated as the 5.250% Notes due 2042 (the “Notes”), limited to $500,000,000 aggregate principal amount, subject to the provisions of the Indenture. Reference is made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. All terms used in this Note set forth below which are not defined herein and which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Indenture provides for the defeasance of the Notes and certain covenants in certain circumstances.
     This Note is unsecured as to payment of principal and premium, if any, and interest, and ranks pari passu with all other unsecured unsubordinated indebtedness of the Company.
     Interest payments on this Note will include interest accrued to but excluding the applicable Interest Payment Date or Maturity hereof, as the case may be. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.
     In the case where the applicable Interest Payment Date or Maturity with respect hereto, as the case may be, does not fall on a Business Day, payment of principal, premium, if any, or interest otherwise payable on such day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity and, unless the Company defaults on such payment, no interest shall accrue with respect to such payment for the period from and after the Interest Payment Date or such Maturity, as the case may be, to the date of payment. “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.
     The Notes will not be subject to any sinking fund and, except as provided in the Indenture or herein, will not be redeemable or repayable prior to their Stated Maturity.
     The Notes are redeemable as a whole or in part, at the Company’s option at any time. If the Notes are redeemed by the Company before the date that is six months prior to their Stated Maturity, Holders of record on the relevant Regular Record Date shall have the right to receive a Redemption Price equal to the greater of (i) 100 percent of the principal amount of the Notes then outstanding to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the applicable Redemption Date) discounted to the applicable Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points; plus,

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in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to the applicable Redemption Date. If the Notes are redeemed by the Company on or after the date that is six months prior to their Stated Maturity, Holders of record on the relevant Regular Record Date shall have the right to receive a Redemption Price equal to 100 percent of the principal amount of the Notes then outstanding to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the applicable Redemption Date.
     The Company will, however, pay the interest installment due on any Interest Payment Date that occurs on or before a Redemption Date to the Holders as of the close of business on the Regular Record Date immediately preceding that Interest Payment Date.
     “Treasury Rate” means, with respect to any Redemption Date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the Calculation Date (as defined below) or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day next preceding such Redemption Date (the “Calculation Date”).
     “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Independent Investment Banker” means one of Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC or RBS Securities Inc., or their respective successors, as specified by the Company, or, if those firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.
     “Reference Treasury Dealer” means each of (1) Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and RBS Securities Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (2) any two other Primary Treasury Dealers selected by the Company after consultation with the Independent Investment Banker.

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     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the Calculation Date.
     Holders of Notes to be redeemed will be given notice of redemption, at their addresses as set forth in the Security Register for the Notes, by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption, as provided in the Indenture. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.
     If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the Redemption Date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the trustee deems fair and appropriate. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 or whole multiples of $1,000.
     If any Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
     As set forth in, and subject to the provisions of, the Indenture, no Holder of any Note will have any right to institute any proceeding with respect to the Indenture, the Notes, or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, to the Trustee to institute such proceeding as Trustee, (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written notice, request and offer of indemnity and (iv) the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request within such 60 day period; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or premium, if any, and any interest on this Note on or after the respective due dates expressed herein or to require the purchase of this Note by the Company upon the occurrence of a Change in Control in accordance with the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series thereunder to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of such Securities then Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of each series thereunder at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain restrictive provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of any Note issued upon the registration of transfer hereof or in exchange for or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     No reference to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and

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premium, if any, and any interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.
     The Notes are issuable only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of any authorized denomination, as requested by the Holder surrendering the same. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Note are payable or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Security Registrar or any transfer agent duly executed by the registered owner hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount and Stated Maturity will be issued to the designated transferee or transferees.
     Subject to the terms and conditions of the Indenture, if any Change in Control occurs prior to the Stated Maturity of the Notes, the Company shall, at the option of the Holders thereof, purchase all Notes for which a Change in Control Purchase Notice shall have been delivered as provided in the Indenture and not withdrawn, by a date which shall be 35 Business Days after the occurrence of such Change in Control, at a Change in Control Purchase Price equal to 100 percent of the principal amount of the Notes then outstanding, plus accrued and unpaid interest to the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash.
     Holders have the right to withdraw any Change in Control Purchase Notice by delivering to the paying agent a written notice of withdrawal in accordance with the provisions of the Indenture.
     If cash sufficient to pay the Change in Control Purchase Price of all Notes or portions thereof to be purchased on the Change in Control Purchase Date is deposited with the Trustee on the Change in Control Purchase Date, interest shall cease to accrue on such Notes (or portions thereof) and on and after the Change in Control Purchase Date the Holders thereof shall have no other rights as such (other than the right to receive the Change in Control Purchase Price upon surrender of such Notes).
     Subject to the terms of the Indenture, prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     No service charge shall be made for any registration of transfer or exchange of this Note, but, subject to certain limitations set forth in the Indenture, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.
     This Note shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been executed by the Trustee.
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ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Please insert Social Security or other identifying number of assignee

(please print or type name and address of assignee)
the within Security and all rights thereunder and does hereby irrevocably constitute and appoint the aforesaid assignee attorney to transfer the within Security on the books kept for registration thereof, with full power of substitution in the premises.

Dated:

In the presence of:
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever. When assignment is made by a guardian, trustee, executor or administrator, an officer of a corporation, or anyone in a representative capacity, proof of his or her authority to act must accompany the Security. The signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

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